CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report on Dreyfus Premier New Leaders Fund dated February 15, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A No. 2-88816 and 811-3940) of Strategic Funds, Inc.

ERNST & YOUNG LLP

New York, New York April 25, 2007